APEX MUNICIPAL FUND, INC.

FILE # 811- 5729

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
06/21/02	Rhode Island St Hlth & Ed 6.5% 8/15/32	$1,770,000	$78,000,000	Morgan Stanley
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